Exhibit 99.1

Contact:	J. Steven Roy

Executive Vice President and

Chief Financial Officer

(334) 677-2108

MOVIE GALLERY REPORTS BETTER-THAN-EXPECTED 6% GROWTH IN

SAME-STORE REVENUES FOR THE FOURTH QUARTER OF 2003

INCREASES FOURTH-QUARTER EARNINGS GUIDANCE

DOTHAN, Ala. (January 7, 2004) — Movie Gallery, Inc. (Nasdaq: MOVI) today reported that same-store revenues for the fourth quarter, a 13-week period ended January 4, 2004, increased 6%, exceeding the Company’s established guidance of a low, single-digit increase for the quarter.  Rental same-store revenues for the fourth quarter increased 5.5%.  Movie Gallery attributes this overall performance to the continuing transition of product to DVD and a strong fourth-quarter release schedule for new movie titles.  In addition, approximately 100 basis points of the increase resulted from currency exchange gains in its Canadian operations.  The Company also announced that it expects net income per diluted share for the fourth quarter and fiscal 2003 to be at least $0.48 and $1.44, respectively.

As a result of the Company’s better-than-anticipated same-store revenue growth, Movie Gallery has increased its guidance for adjusted net income per diluted share for the fourth quarter of fiscal 2003 to at least $0.49 from the prior announced range of $0.45 to $0.47, bringing guidance for full-year fiscal 2003 to at least $1.58. The adjusted net income per diluted share for the fourth quarter and full-year 2003 excludes non-cash expense of $0.01 and $0.11, respectively, for the change in accounting estimate for rental inventory that occurred in the fourth quarter of 2002, and additionally excludes non-cash stock option compensation expense for full-year 2003 of $0.03 per diluted share.  The Company believes its calculation of adjusted net income per share provides a better measure of the Company’s ongoing performance and provides better comparability to prior periods, because it excludes items not related to the Company’s core business operations.  The Company intends to release final financial results for its fourth quarter and full-year 2003 on February 19, 2004.

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the annual report on Form 10-K for the

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fiscal year ended January 5, 2003.  In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the fourth quarter and full-year 2003 if, among other factors, the Company’s actual total revenues and expenses differ from estimates and expectations or if the results of the audit by the Company’s independent auditors are significantly different from the Company’s initial internal results.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery currently owns and operates a total of 2,158 video specialty stores located throughout North America.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

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